Exhibit 99.1

For Immediate Release

Contact:

William W. Ranson

Senior Vice President & CFO

804-273-1160

wranson@1capitalbank.com

First Capital Bancorp, Inc.

Reports 19% Earnings Increase

For the First Quarter of 2008

April 23, 2008, Glen Allen, Virginia. First Capital Bancorp, Inc. (the “Company”) (Nasdaq symbol: FCVA) announced today that quarterly earnings were $415 thousand or $0.14 per diluted share, for the three months ended March 31, 2008, representing a 18.6% increase over earnings of $350 thousand, or $0.19 per diluted share, for the three months ended March 31, 2007.

During the first quarter of 2008, the financial markets continued to experience significant turmoil, primarily resulting from the problems in the sub prime mortgage market and illiquidity in the financial markets. The Company has no exposure to the sub prime market as it neither owns nor originates any sub prime mortgage instruments. The continued turmoil resulted in the Federal Reserve’s decision to lower short-term interest rates by 200 basis points during the three months ended March 31, 2008 after lowering short-term rates by 50 basis points both in the third and fourth quarter of 2007. This resulted in the prime rate decreasing 200 basis points in the first quarter of 2008 to 5.25% at March 31, 2008 from 7.25% at December 31, 2007.

This decrease in short-term rates negatively impacted the Company as a significant portion of our loan portfolio has interest rates that adjust according to the direction of short-term rates. The reduction in short-term interest rates also reduces the rates we pay on deposits, although the reduction in interest rates paid on deposits will be slower than the reduction of interest rates on loans, as deposits generally do not reprice as quickly as loans. Consequently, our net interest margin decreased 53 basis points to 3.16% for the first quarter of 2008, down from 3.69% for the fourth quarter of 2007.

Net loans outstanding increased $20.5 million, or 6.9%, in the first quarter of 2008 compared to $11.6 million, or 5.7%, for the first three months of 2007. Net loans outstanding before allowance for loan losses were $317.2 million. The allowance for loan losses stood at $2.8 million representing .89% of loans outstanding, up from .84% at December 31, 2007. Nonaccrual loans totaled $58 thousand at March 31, 2008 and loans delinquent 30 to 89 days totaled $58 thousand. For the first three months of 2007, nonaccrual loans totaled $120 thousand with no loans 30 or more days delinquent. The provision for loan losses for the three months ended March 31, 2008 was $325 thousand as compared to $122 thousand for the same period in 2007. While delinquencies have not materialized, the Company’s watch list has increased due to a slow down in the real estate market, as well as a weaker economy.

Net interest income for the three months ended March 31, 2008 was $2.8 million, an increase of $737 thousand, or 35.7%, over net interest income of $2.1 million for the same period in 2007. This increase in net interest income is attributable to the growth of our loan portfolio, from $211.2 million at March 31, 2007 to $314.4 million at March 31, 2008, reduced by the decrease in the average yield of the loan portfolio from 7.84% for the first quarter of 2007 to 7.19% for the three months ended March 31, 2008. Interest bearing liabilities increased $95.3 million from March 31, 2007 to March 31, 2008. The average cost on interest bearing liabilities decreased 39 basis points from 4.68% for the first quarter of 2007 to 4.29% for the comparable period in 2008. Additionally, noninterest income of $172 thousand for the first quarter of 2008 increased only 3.2% over the first quarter of 2007 noninterest income of $167 thousand due to a $34 thousand decrease in mortgage fees on loans. Due to turmoil in the financial markets, single family loan originations decreased significantly in the quarter as compared to 2007.

Increases in income were offset by an increase in noninterest expense of $434 thousand from the first quarter of 2007 to the first quarter of 2008. The increase in noninterest expense is a result of the growth of the Company. One new branch was opened and staffed in February 2007. The largest increases in noninterest expense occurred in salaries and benefits of $221 thousand, occupancy costs of $21 thousand, Virginia franchise tax of $37 thousand (as a result of stock issue in June and July 2007) and other operating expenses of $79 thousand.

Stockholders' equity totaled $35.4 million at March 31, 2008, which represented a book value of $11.91 per share. The Company closed a stock offering of 1,020,000 shares at $15.75 per share in June 2007 and exercised an over-allotment of 152,900 shares at $15.75 in July 2007; bringing total shares outstanding to 2,971,171. At March 31, 2008, the Company exceeded all regulatory capital requirements.

First Capital Bancorp, Inc. President and CEO, Bob Watts, noted that, “2007 and 2008 have been, and clearly are, challenging times for the financial services industry. However, with the exception of the market value of our stock, First Capital Bancorp, Inc. has remained relatively unaffected by the failures of the subprime mortgage market and continues to grow both in size and profitability. Since our company’s balance sheet does not have any subprime mortgage exposure, our growth, profitability, book value and asset quality performance are as strong as ever in the history of our company. In fact, we’ve benefited by attracting coveted local business relationships in response to larger financial institutions being forced to turn their attention inward.”

The Company currently operates six branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, in the Forest Office Park in Henrico County and at The James Center in downtown, Richmond, Virginia. A seventh office is scheduled to open this summer in Bon Air.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share amounts)

Balance Sheet Data:

	March 31, 2008	December 31, 2007
Total assets	$392,649	$351,867
Loans, net	314,391	294,234
Deposits	294,916	255,108
Borrowings	59,739	58,519
Stockholders' equity	35,376	34,859
Book value per share	$11.91	$11.73
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios
Allowance for loan losses to loans	0.89%	0.84%
Nonperforming assets to loans	0.03%	0.02%

Selected Operating Data:

	Three Months Ended March 31,
	2008	2007
Interest income	$6,024	$4,503
Interest expense	3,223	2,439

Net interest income	2,801	2,064
Provision for loan losses	325	122
Noninterest income	172	167
Noninterest expense	2,005	1,571

Income before income tax	643	538
Income tax expense	228	188

Net income	$415	$350

Income per share
Basic	$0.14	$0.19

Diluted	$0.14	$0.19

Selected Performance Ratios:
Return on average assets	0.45%	0.55%
Return on average equity	4.76%	8.96%
Net interest margin	3.16%	3.35%
Efficiency	67.4%	70.4%
Equity to assets	9.01%	5.81%

8